Exhibit 10.2

AMENDMENT TO PURCHASE AGREEMENT

THIS AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”), dated as of April 21, 2006, between GUIDANT CORPORATION, an Indiana corporation (“Guidant”), and ABBOTT LABORATORIES, an Illinois corporation (“Abbott”).

WHEREAS, Guidant and Abbott are parties to that certain Purchase Agreement dated as of the date hereof, pursuant to which Abbott is acquiring certain assets and businesses and assuming certain liabilities of Guidant (the “Agreement”); and

WHEREAS, Guidant and Abbott desire to amend the Agreement as provided in this Amendment in accordance with Section 11.07 of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the promises and mutual agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

SECTION 1. Certain Definitions. Notwithstanding anything to the contrary in the Agreement, the parties agree and acknowledge that (a) in Section 1.01 of the Agreement the definitions of “License and Technology Transfer Agreement” and “Supply Agreements” are hereby deleted, and (b) all other references to “Supply Agreements” in the Agreement mean the provisions of Section 5.07 of the Transaction Agreement and all other references to “License and Technology Agreement” in the Agreement mean the provisions of Section 5.08 of the Transaction Agreement.

SECTION 2. Intercompany Receivables and Payables. For the avoidance of doubt, the parties hereby agree and acknowledge that (a) notwithstanding Section 2.02(a)(ix), Section 2.02(a)(xii) and 2.02(c)(ii), the Purchased Assets shall include intercompany receivables only to the extent such intercompany receivables are between Transferred Subsidiaries, and (b) notwithstanding Section 2.03(b)(vi), the Excluded Liabilities shall not include intercompany payables only to the extent such intercompany payables are between Transferred Subsidiaries.

SECTION 3. Cash and Indebtedness. Notwithstanding anything to the contrary in the Agreement, the parties agree and acknowledge that (a) Assumed Liabilities shall include the indebtedness of Guidant International Trading (Shanghai) Co. Ltd. as of the Deferred Local Closing equal to (i) money borrowed under a Citibank credit line in the amount of 1,200,000.00 CNY, plus (ii) accrued interest as of the date of the Deferred Local Closing (the “Outstanding China Borrowings”), and (b) the Assets shall include an amount of cash of Guidant International Trading (Shanghai) Co. Ltd. as of the Deferred Local Closing equal to the Outstanding China Borrowings.

SECTION 4. Receipts and Local Payments. Notwithstanding anything in the Agreement to the contrary, the parties hereby agree that the receipt to be delivered by Guidant pursuant to Section 2.07(d) shall exclude: (a) that portion of the Initial Purchase Price attributable to Austria, India, Norway and Thailand (the “Local Cash Consideration”) which shall be paid locally to the respective Asset Sellers located in such countries by wire transfer in immediately available funds to such Asset Sellers on or prior to two Business Days after the Closing, and each such Asset Seller shall deliver a receipt for the Local Cash Consideration to the relevant Asset Purchaser when such Asset Seller receives the Local Cash Consideration in its bank account; (b) the portion of the Initial Purchase Price allocated to a Deferred Local Closing (the “Deferred Cash Consideration”) which shall be paid at the time of such Deferred Local Closing, and Guidant or the applicable Asset Seller(s) shall deliver a receipt for the Deferred Cash Consideration to the relevant Asset Purchaser when the Deferred Cash Consideration is received; and (c) the portion of the Initial Purchase Price set forth in Schedule 2.02(e), and Guidant shall deliver a separate receipt for such portion to the applicable IP Purchaser.

SECTION 5. Exchange Rate. Each of the parties agrees and acknowledges that: (a) for the Local Cash Consideration allocated to India and Thailand, the exchange rate shall be determined as set forth in Section 11.15; and (b) for the Local Cash Consideration allocated to Austria and Norway, the exchange rate shall be approximately the exchange rates between the Dollar and the Euro or the Norwegian Krone, as the case may be, reported on the Bloomberg screen at 7:00 am EDT on the date of the Closing.

SECTION 6. Intellectual Property Transfer Agreement. Notwithstanding anything to the contrary in Section 2.02(e), Guidant Luxembourg S.a.r.l. shall be an IP Seller and the Intellectual Property Transfer Agreement shall be executed at the Closing.

SECTION 7. Closing. For the avoidance of doubt, the parties agree and acknowledge that the Closing shall be effective as of the opening of business in each country on April 21, 2006.

SECTION 8. Ratification of Agreement. Except as expressly provided in this Amendment, all of the terms, covenants, and other provisions of the Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. From and after the date hereof, all references to the Agreement shall refer to the Agreement as amended by this Amendment. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Agreement.

SECTION 9. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Amendment shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York.

SECTION 10. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, Guidant and Abbott have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

GUIDANT CORPORATION

By:	/s/ Bernard E. Kury
Name:	Bernard E. Kury
Title:	Vice President and General Counsel

ABBOTT LABORATORIES

By:	/s/ Thomas C. Freyman
Name:	Thomas C. Freyman
Title:	Executive Vice President, Finance and Chief Financial Officer